UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2020

Everspin Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37900	26-2640654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5670 W. Chandler Blvd.

Suite 100

Chandler, Arizona 85226

(Address of principal executive offices, including zip code)

(480) 347-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	MRAM	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 2.02 Results of Operations and Financial Condition.

On January 13, 2020, Everspin reaffirmed its expectations for fourth quarter 2019 revenue of $9.3 million to $9.7 million.

This expectation is a forward-looking statement subject to risks and uncertainties, including that the fourth quarter of 2019 revenue expectations are preliminary and adjustments may be made during the audit process.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 9, 2020, the senior management of Everspin Technologies, Inc. implemented a reorganization plan which includes a reduction in headcount of approximately 15%. This action was taken to reduce operating expenses and is designed to increase Everspin’s operating efficiency and enhance its ability to become profitable.

Everspin expects to substantially complete these actions by January 31, 2020. Everspin is currently assessing associated restructuring and other charges, the substantial majority of which Everspin expects to take in the fourth quarter of 2019. The total financial impact of the restructuring is currently expected to be approximately $780,000 to $815,000, including termination benefits (severance pay, health care coverage, and accelerated vesting of stock). Of this amount, the total future cash expenditures associated with the restructuring is currently expected to be approximately $780,000 to $800,000.

The statements set forth above regarding the timing of completion of the actions and the expected total cash impact of the actions are forward-looking statements under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based upon Everspin’s current expectations and involve risks and uncertainties. Everspin’s actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks inherent in significant restructuring efforts, which may affect the timing of the completion of the actions and ultimate actual amounts of the financial and cash impacts. Everspin expressly disclaims any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements, except as the law may require.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2020, Everspin and Jeffrey Winzeler, Chief Financial Officer of Everspin, in connection with the restructuring discussed above, mutually agreed that Mr. Winzeler would cease to be an officer and employee of Everspin effective January 31, 2020, and therefore cease to be Everspin’s principal financial and accounting officer on that date. In connection with this determination, Everspin and Mr. Winzeler entered into a separation agreement dated the same date pursuant to which Mr. Winzeler will be entitled to: continue to receive his base salary for six months following the date of termination of employment; receive his bonus for 2019 once determined; paid COBRA premiums through July 31, 2020; and six months accelerated vesting of his equity awards and six months post separation to exercise his equity awards.

As a result of the above, on January 31, 2020, Matthew Tenorio, Everspin’s Corporate Controller, will become Everspin’s Interim Chief Financial Officer and Everspin’s principal financial and accounting officer.

Mr. Tenorio, age 57, has served as our Corporate Controller since November 2019 and as our Operations Controller from July 2019 to November 2019. From March 2000 to June 2019, Mr. Tenorio

served in various finance management and controller positions at Intel Corporation, predominantly in the Technology and Manufacturing Group, where he was responsible for financial planning, cost and inventory functions. Prior to Intel, Mr. Tenorio served in finance and engineering positions at Ford Motor Company and as a commissioned officer in the United States Navy. Mr. Tenorio received his Master of Business Administration from the University of Detroit Mercy and his Bachelor of Science in Electrical Engineering from the University of Notre Dame.

No change in Mr. Tenorio’s compensation has been made. Mr. Tenorio, as an employee of Everspin, has received and is entitled to receive equity awards under Everspin’s 2016 Equity Incentive Plan and 2016 Employee Stock Purchase Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everspin Technologies, Inc.

Dated: January 13, 2020

	By:	/s/ Jeffrey Winzeler
Jeffrey Winzeler
Chief Financial Officer